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Endorsement

As of the Endorsement Date the following provision is added to the Contract Value section, if the Covered Person meets the Company's underwriting requirements.

*Waiver of Contingent Deferred Sales Charge
The Company will waive any Contingent Deferred Sales Charge upon full or partial surrender of the Contact if:

(a) The Covered Person has a medical condition that is expected to result in death within six months; or

(b) The Covered Person has been confined to an Eligible Nursing Home for at least 90 days and is expected to stay there until death; or

(c) The Covered Person is less than age 65, became permanently and totally disabled since the Date of Issue of this Contract and is receiving disability benefits from the Social Security Administration.

A Covered Person must be less than age 65 on the Date of Issue of this Contract and is: an Owner of the Contract, if the Owner is a person and was an Owner on the Date of Issue of this Contract; or the Annuitant, if the Owner is not a person.

An Eligible Nursing Home is an institution or special nursing unit of a hospital: which is located in the United States of America; and which meets at least one of the following requirements.

 .  It is Medicare approved as a provider of skilled nursing care services; or

 . It is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

 .  It meets all the requirements listed below:

    a. It is licensed as a nursing home by the state in which it is located;

    b. Its main function is to provide skilled, intermediate or custodial nursing care;

    c. It is engaged in providing continuous room and board accommodations to three or more persons;

    d. It is under the supervision of a registered nurse or licensed practical nurse;

    e. It maintains a daily medical record of each patient; and

    f. It maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not Eligible Nursing Homes.

If you are requesting a waiver of the Contingent Deferred Sales Charge under
(a), you must provide the Company with: certification signed by a licensed medical doctor that the Covered Person has a medical condition that is expected to result in death within six months; and any other information needed by the Company to process your request. The Company may require a second opinion by a licensed medical doctor chosen by the Company, at the Company's expense and at a place convenient to the covered Person who is terminally ill.

If you are requesting a waiver of the Contingent Deferred Sales Charge under (b) you must provide the Company with: certification signed by a licensed medical doctor that the Covered Person is expected to remain in the nursing home until death; and any other information needed by the Company to process your request. The certification must be supported by evidence satisfactory to the Company. The Company may require a second opinion by a licensed medical doctor chosen by the Company, at the Company's expense and at a place convenient to the Covered Person who is in the nursing home."


New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts

/s/ Robert A. Shafto                 /s/ H. James Wilson

      President                             Secretary
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Endorsement: Individual Retirement Annuity

As of the Date of Issue of this Contract, this Endorsement is added to the Contract. In the event of a conflict between this Endorsement and the Contract, the provisions of the Endorsement will control.

In order to qualify this Contract as an Individual Retirement Annuity under
Section 408(b) of the Internal Revenue Code, (the "Code"), the following restrictions apply.

1. The Owner of the Contract is the Annuitant; and the Owner of the Contract CANNOT be changed. The Contract is for the exclusive benefit of the Owner or the named Beneficiary.

2. Although this Contract is a Flexible Purchase Payment Contract, total purchase payments for any taxable year CANNOT exceed $2,000, except in the case of a rollover as permitted by the Code or a purchase payment in accordance with a Simplified Employee Pension Program as described in
    Section 408(k) of the Code. Purchase payments must be in cash.

3. The payment of dividends, if any, will be applied to the purchase of additional benefits before the end of the calendar year following the declaration of dividends under this Contract. Any refund of purchase payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future purchase payments or the purchase of additional benefits.

4. The entire interest of the Owner must be distributed to the Owner not later than the first day of April following the calendar year in which the Owner attains age 70 1/2; or it must be applied not later than the first day of April following the calendar year in which the Owner attains age 70 1/2 to a Payment Option of the Contract for:

    (a) The life of the Owner or the lives of the Owner and named Payee; or

    (b) A period which is not longer than the life expectancy of the Owner or the joint life and last survivor expectancy of the Owner and the named Payee.

    Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in section 1.72-9 of the Income Tax Regulations. For purposes of this computation, the Owner's life expectancy may be recalculated no more frequently than annually; however, the life expectancy of a non-spouse Beneficiary may not be recalculated.

    In no event will the payments under the Payment Option selected by the Owner be less than the minimum distribution amount and/or the incidental benefit amount required under Section 401(a)(9) of the Code as applied to individual retirement annuities.

    If the spouse of the Owner is not the Beneficiary the method of distribution selected by the Owner must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Owner.

5. If the Owner's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least an amount equal to the quotient obtained by dividing the Owner's entire interest by the life expectancy of the Owner or joint and last survivor expectancy of the Owner and Beneficiary.

6. If the Owner dies before distribution of his or her interest starts, the Death Proceeds must be distributed in accordance with one of the following rules.

    (a) The Death Proceeds must be paid within 5 years after the death of the Owner; or

    (b) If the Owner's interest is payable to a Beneficiary designated by the Owner and the Owner has not elected (a) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the Beneficiary commencing no later than one (1) year after the date of the Owner's death, or paid within 5 years of the death of the Owner at the election of the Beneficiary. The Beneficiary may elect at any time to accelerate payment(s). If the Beneficiary is an individual, the Beneficiary can elect any Payment Option listed in 4 above, with an Option Date not later than 1 year after the death of the Owner; or
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(c)  If the Beneficiary is the Owner's surviving spouse, the spouse may elect within the five year period commencing with the Owner's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Owner would have attained age 70 1/2. The surviving spouse may accelerate these payments at any time by increasing the frequency or amount of such payments. If the Beneficiary is the surviving spouse of the Owner, the Beneficiary can elect any Payment Option listed in 4 above, with an Option Date not later than the date on which the Owner would have attained age 70 1/2.

(d) If the Beneficiary is the surviving spouse of the Owner, the Beneficiary can treat the Contract as his or her own individual retirement arrangement by following the Company's procedure for this purpose, or by making a rollover from the Contract.

Payments will be calculated by use of the return multiples specified in section 1.72-9 of the Income Tax Regulations, (Life expectancy of a surviving spouse may be recalculated annually.) In the case of any other Beneficiary, life expectancy will be calculated at the time payment first commences and payments for any period of 12 consecutive months will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

Any amount paid to a child of the Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

7. If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

8.   The entire interest of the Owner is nonforfeitable and nontransferable.

9. The Company will furnish annual calendar year reports concerning the status of this Contract.

10. In order to continue to qualify this Contract under Section 408(b) of the Code, the Company can amend this Endorsement to reflect changes in the provisions of the Code and related regulations by sending an amendment to the Owner.



New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts

/s/ Robert A. Shafto                         /s/ H. James Wilson

  President                                      Secretary